Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
Second quarter revenues up 121% versus second quarter 2006;
Updates financial outlook for 2007 and 2008
Conference call to begin at 8:30 a.m. Eastern time today
SAN DIEGO (August 6, 2007) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today reported financial and operating results for the quarter ended June 30, 2007. Key financial results for the 2007 second quarter include:
•	Total revenues of $20.7 million, compared with $9.4 million in total revenues in the second quarter of 2006

•	Net product sales of $18.8 million, compared with $8.7 million in the prior year period

•	Net loss of $12.9 million, or $0.25 per share, versus a net loss of $16.7 million, or $0.36 per share, in the second quarter of 2006
“Total revenues grew approximately 121% in the second quarter and our net loss decreased by $3.8 million compared with the prior year period,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We are continuing to focus on growing the ZEGERID® brand and have also recently completed the initial training of our Santarus field sales representatives in advance of co-promoting NAPRELAN® Controlled Release Tablets to our targeted primary care physicians this quarter.”
Business Highlights
Key second quarter accomplishments and recent highlights include the following:
•	Grew ZEGERID brand total prescriptions to approximately 207,000 in the second quarter of 2007, an increase of 142% versus total prescriptions in the second quarter of 2006, and an increase of 19% over the first quarter of 2007.
•	Increased total ZEGERID Capsules prescriptions in the second quarter by more than 300% over the second quarter of 2006, the first full quarter of ZEGERID Capsules sales, and by approximately 24% compared with the first quarter of 2007.
•	Grew new prescriptions for the ZEGERID brand in the second quarter of 2007 by 14%, reaching 96,000 new prescriptions compared to 84,000 new prescriptions in the first quarter of 2007.

•	Signed an agreement with Victory Pharma, Inc. to co-promote NAPRELAN (naproxen sodium) Controlled Release Tablets prescription pharmaceutical products to targeted primary care physicians in the second detail sales position. NAPRELAN Tablets are a once-daily, controlled release formulation of naproxen sodium, a non-steroidal anti-inflammatory drug (NSAID) indicated for the treatment of a number of conditions, including arthritis and the relief of mild to moderate pain. Under the terms of the agreement, Santarus will receive a co-promotion fee equal to slightly more than half of the net sales value of prescriptions generated by its targeted physician group, offset by an initial credit in recognition of existing sales.
•	Earned a $5 million milestone in July relating to progress on clinical product development strategy under the company’s over-the-counter (OTC) license agreement with Schering-Plough HealthCare Products, Inc.
•	Received notice from the European Patent Office (EPO) that no opposition had been filed against EPO Patent Grant No. 1246622, relating to immediate-release proton pump inhibitor pharmaceutical compositions in tablet dosage forms. The European patent expires in January 2021 and is licensed to Santarus under its license agreement with the University of Missouri.
Second Quarter 2007 Financial Results
Total revenues for the second quarter of 2007 were $20.7 million, compared with $9.4 million in total revenues in the second quarter of 2006. Net product sales were $18.8 million in the second quarter of 2007, increasing approximately 117% over net product sales of $8.7 million in the second quarter of 2006. The 2007 and 2006 second quarter results consisted of sales of ZEGERID (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension. Contract revenues were $1.9 million in the second quarter of 2007 and $715,000 in the prior year period.
Santarus reported a net loss of $12.9 million, or $0.25 per share, for the second quarter of 2007, compared with a net loss of $16.7 million, or $0.36 per share, for the second quarter of 2006.
The cost of sales was $1.7 million, or approximately 9% of net product sales, in the second quarter of 2007, compared with $1.4 million in the second quarter of 2006, which was approximately 16% of net product sales. The reduction in cost of sales as a percentage of net product sales was primarily attributable to lower manufacturing costs associated with ZEGERID Capsules and certain fixed overhead costs being applied to increased sales volumes.
Santarus reported license fees and royalties of $2.6 million in the second quarter of 2007, which consisted of royalties payable to the University of Missouri and to Otsuka America Pharmaceutical, Inc. based on net product sales. License fees and royalties were $1.2 million in the second quarter of 2006.
Research and development expenses for the second quarter of 2007 were $1.6 million, compared with $1.7 million for the second quarter of 2006.
Selling, general and administrative expenses were $28.5 million for the second quarter of 2007, and $22.4 million for the second quarter of 2006. The increase in selling, general and administrative expenses was primarily attributable to costs associated with the company’s sales force expansion.
For the six months ended June 30, 2007, the company reported revenues of $39.7 million, consisting of $35.8 million in net product sales and $3.9 million in contract revenue. This compares with total revenues of $15.9 million for the first six months of 2006, consisting of $14.5 million in net product sales and $1.4 million in contract revenue.

Santarus reported a net loss of $29.4 million, or $0.58 per share, for the first six months of 2007, compared with a net loss of $36.6 million, or $0.80 per share, for the first six months of 2006.
As of June 30, 2007, Santarus had cash, cash equivalents and short-term investments of $52.4 million, compared with $75.5 million as of December 31, 2006. The decrease of $23.1 million resulted primarily from the company’s net loss for the six months ended June 30, 2007.
Financial Outlook for 2007 and 2008
Santarus affirmed its expectation that the expansion of its commercial presence earlier this year will have a positive impact on revenue, primarily beginning in the second half of 2007 and to a greater extent in 2008. The company expects to report total revenues of $90 million to $95 million in 2007, representing 83 percent to 93 percent growth over 2006 total revenues, and to report a net loss in 2007 of $55 million to $60 million.
Santarus believes its sales force expansion effort is having a positive impact on increasing awareness and usage of ZEGERID products as evidenced by increases in new and total prescription market share within Santarus’ targeted physician groups. However, the benefits of the sales force expansion are being impacted by market dynamics, including the stronger than expected growth in generic omeprazole and the resulting impact on new prescription growth for branded proton pump inhibitors, or PPIs, as well as the increased competitive pricing pressures with managed care plans. In light of these changing market dynamics, among other factors, the company no longer has sufficient clarity to provide specific revenue guidance for 2008. Santarus previously expected to report total revenues of more than $200 million in 2008.
Santarus continues to expect to achieve breakeven in the second half of 2008, including contributions from existing contract revenue sources, the components of which may include milestone or other payments.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today, August 6, 2007. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 5270991. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total revenues and other financial performance, the potential to grow ZEGERID brand product sales, and the results of co-promoting NAPRELAN Controlled Release Tablets. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, its ZEGERID products and any other products that Santarus or its strategic partners market; Santarus’ ability to maintain adequate levels of reimbursement from managed care organizations and other third party payors for its ZEGERID products and any future products; Santarus’ dependence on a number of third parties, such as Schering-Plough under the OTC license agreement, Otsuka America under the co-promotion agreement, and inVentiv under the contract sales agreement; the scope and validity of patent protection for products marketed by Santarus and Santarus and its strategic partners’ ability to commercialize products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ products; Santarus’ ability to generate revenues under its co-promotion agreement for NAPRELAN products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc. NAPRELAN ® is a registered trademark of Elan Corporation, plc.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents and short-term investments	$52,406	$75,534
Accounts receivable, net	9,555	7,134
Inventories, net	6,952	6,979
Other current assets	1,960	1,243

Total current assets	70,873	90,890
Long-term restricted cash	1,400	1,700
Property and equipment, net	667	334
Other assets	531	704

Total assets	$73,471	$93,628

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$30,380	$22,534
Allowance for product returns	2,013	1,623
Current portion of deferred revenue	7,722	7,722

Total current liabilities	40,115	31,879
Deferred revenue, less current portion	11,583	15,444
Total stockholders’ equity	21,773	46,305

Total liabilities and stockholders’ equity	$73,471	$93,628

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Product sales, net	$18,800	$8,678	$35,827	$14,468
Contract revenue	1,930	715	3,861	1,429

Total revenues	20,730	9,393	39,688	15,897
Costs and expenses:
Cost of sales	1,663	1,421	3,310	2,352
License fees and royalties	2,632	1,215	5,016	2,025
Research and development	1,597	1,726	3,231	4,098
Selling, general and administrative	28,535	22,415	59,182	45,443

Total costs and expenses	34,427	26,777	70,739	53,918

Loss from operations	(13,697)	(17,384)	(31,051)	(38,021)
Interest and other income, net	761	711	1,679	1,423

Net loss	$(12,936)	$(16,673)	$(29,372)	$(36,598)

Basic and diluted net loss per share	$(0.25)	$(0.36)	$(0.58)	$(0.80)

Weighted average shares outstanding to calculate basic and diluted net loss per share	50,914,289	46,602,366	50,810,371	45,637,918
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